Exhibit 10.1
EXECUTION COPY
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AGREEMENT, is made and entered into this 6th day of December, 2005, by and between Kennametal Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, for and on behalf of itself and on behalf of its subsidiary companies (hereinafter referred to as the “Company”), and Markos I. Tambakeras, an individual (hereinafter referred to as “Employee”), and shall be effective as of January 1, 2006 (the “Effective Date”);
WITNESSETH:
     WHEREAS, the Company and Employee are parties to an Executive Employment Agreement, as amended, dated May 1, 2002 which was effective as of July 1, 2002 (the “Prior Agreement”); and
     WHEREAS, the Company and the Employee desire to enter into this Agreement in order to amend and restate the terms and conditions of Employee’s continued employment with the Company; and
     WHEREAS, Employee acknowledges that by reason of continued employment by the Company, it is anticipated that Employee may work with, add to, create, have access to and be entrusted with trade secrets and confidential information belonging to the Company which are of a technical nature or business nature or pertain to future developments, the disclosure of which trade secrets or confidential information would be highly detrimental to the interests of the Company;
     NOW, THEREFORE, the Company and Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:
     1. (a) The Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company commencing on January 1, 2006 for the Term (as defined in Section 1(d) below) in the position and with the duties and responsibilities set forth in Section 1(b) below, and upon the other terms and subject to the conditions hereinafter stated.
          (b) During the Term, the Employee shall serve as the Executive Chairman of the Company, and, in such capacity, shall have the following duties and responsibilities: (i) serving as the Chairman of the Board of Directors; (ii) serving as a coach and mentor to the Chief Executive Officer of the Company; (iii) taking a leadership role, and working closely with executive management of the Company, with respect to acquisitions and dispositions by the Company, including interfacing with investment bankers and key decision makers of the counterparty; (iv) overseeing the Company’s strategic planning process by reviewing significant strategies proposed by the Chief Executive Officer and then presenting such strategies, together with the Chief Executive Officer, to the Board; (v) supporting major sales initiatives and the development of key customers worldwide; and (vi) supporting major corporate relations activities locally, nationally and worldwide as required. The above duties and responsibilities are subject to the policies and directions of (consistent with Employee’s position and title) the Board of Directors of the Company (the “Board of Directors”).
          (c) The Employee shall devote such time and attention as is necessary to fulfill his duties and responsibilities; provided, however, that nothing contained herein shall prohibit the Employee from (i) serving as a member of the Board of Directors of any other for-profit entity so long as Employee has obtained the prior consent of Board of Directors, or (ii) engaging in charitable and community affairs.
          (d) The term of Employees’ employment under this Agreement shall be for a period of one (1) year, commencing on January 1, 2006 and ending on December 31, 2006 (the “Term”).
          (e) For the services rendered by Employee to the Company during the Term, the Employee shall be paid the compensation and receive the benefits as follows:
               (i) Employee shall continue to receive his base salary equal to $900,000 per annum, payable in accordance with the Company’s payroll practices (“Base Salary”), for the period July 1, 2005 through December 31, 2006.
               (ii) For the fiscal year ending June 30, 2006, Employee shall continue to be eligible to receive his bonus in accordance with the terms and conditions of the Company’s Prime Bonus Plan at the targeted rate of $900,000, the actual amount to be based on the performance of the Company and Employee during fiscal 2006.
               (iii) For the fiscal year ending June 30, 2007, Employee shall receive a bonus of $450,000 to be paid not later than June 30, 2007.
               (iv) During the Term, Employee shall be entitled to the following benefits: life insurance with a death benefit of not less than $1.0 million and memberships in the Duquesne Club in Pittsburgh, Pennsylvania and the Rolling Rock Club in Ligonier, Pennsylvania, consistent with current practice.
     2. In addition to the compensation set forth or contemplated elsewhere herein, Employee, during the Term and subject to the terms and conditions of this Agreement, shall be entitled to participate in all group insurance programs, thrift plans and vacation and holiday programs normally provided for other executives of the Company. Nothing herein contained shall be deemed to limit or prevent Employee, during his employment hereunder, from being reimbursed by the Company for out-of-pocket expenditures incurred for travel, lodging, meals, entertainment expenses or any other expenses in accordance with the policies of the Company applicable to the executives of the Company.
     3. Employee’s employment may be terminated with or without any reason for termination by either party hereto at any time by giving the other party prior written notice thereof; provided, however, that any termination on the part of the Company shall occur only if specifically authorized by its Board of Directors.

     4. (a) In the event that Employee’s employment is terminated during the Term by the Company other than for Cause, or by Employee for Employer’s Breach, or due to Employee’s death or “Disability” (as defined below), or by the Company or Employee for any reason following a “Change-in-Control” (as defined below), Employee or his estate will be entitled to receive all payments or benefits remaining during the Term as set forth under Section 1(e) above. “Employer’s Breach” shall be defined as a material breach of this Agreement by the Company. The term “Disability” shall mean the termination of Employee’s employment by the Company due to a physical or mental ailment or incapacity that, in the reasonable judgment of the Company, renders the Employee unable to perform a significant portion of his duties and responsibilities under Section 1(b) of this Agreement.
          (b) In addition, (1) if Employee’s employment is terminated (A) during the Term by the Company other than for Cause, or by Employee for Employer’s Breach, or (B) due to the expiration of the Term, or (C) during the Term by the Company or Employee for any reason following a Change-in-Control, or (2) in the event of Employee’s death or Disability, Employee or his estate will be entitled to receive as severance pay, in addition to all amounts due him pursuant to Section 4(a) above, the following consideration (except that the provisions of Section 4(h)(i) will have superseded the provisions of Sections 4(b)(iii), (iv) and (v) below in the event that the Date of Termination occurs on or after a Change-in-Control and the provisions of Section 4(h)(ii) will supersede the provisions of Sections 4(b)(iii), (iv) and (v) below as provided in Section 4(h)(ii):
               (i) the sum of $450,000 paid during calendar year 2007, payable in accordance with the Company’s payroll practices during such year;
               (ii) a lump sum equal to $2,600,000 payable on or before December 31, 2007;
               (iii) with respect to unvested stock options held by Employee as of the Date of Termination (as defined below), that portion of such stock options that would have vested at any time subsequent to the Date of Termination and on or prior to December 31, 2007 shall vest and become immediately exercisable as of the Date of Termination; subject to Section 4(h)(ii), all other stock options or portions thereof not vested as of the Date of Termination (after taking into account those stock options vesting on the Date of Termination) shall be forfeited as of the Date of Termination;
               (iv) to the extent possible under the appropriate plans, all restricted stock held by the Employee for which the forfeiture restrictions would have lapsed subsequent to the Date of Termination and on or prior to December 31, 2007 shall become unrestricted as of the Date of Termination; subject to Section 4(h)(ii), all other restricted stock for which the forfeiture restrictions have not lapsed as of the Date of Termination (after taking into account those shares of restricted stock for which the forfeiture restrictions lapse on the Date of Termination) shall be forfeited as of the Date of Termination; and
               (v) with respect to restricted stock awards under the Stock and Incentive Plan of 2002, as amended, for which forfeiture restrictions may not be lapsed or waived, such awards will, subject to Section 4(h)(ii), be forfeited as of the Date of Termination. In compensation therefor, the Company will make a cash payment to Employee as soon as reasonably practicable but not later than January 31, 2007 equal to the value of the restricted stock forfeited (if any) for which the forfeiture restrictions would have lapsed subsequent to the Date of Termination and on or prior to December 31, 2007 equal to the fair market value (as defined in the plan) of such stock as of the Date of Termination; for avoidance of doubt, it is understood that, subject to Section 4(h)(ii), Employee’s restricted stock agreement for 50,000 shares pursuant to the Restricted Stock Agreement dated July 1, 2002, if not sooner vested, will be forfeited as of the Date of Termination.
               (vi) Employee acknowledges that, except as provided in Section 4(h) below in the event of an Unsolicited Change-in-Control (as defined below), Employee will not be entitled to any payment under those Incentive Bonus Awards dated July 27, 2004 and July 25, 2005 (the “LTIP Awards”) in the event that, as contemplated by this Agreement, Employee is not employed by the Company when such payments would be due under the provisions of such agreements.
          Additionally, with respect to any options that have vested as of the Date of Termination (including those set forth in Section 4(b)(iii) above), Employee shall have until the sooner of December 31, 2007 or the original expiration date of the options to exercise such vested options notwithstanding any language to the contrary in Employee’s existing award agreements or the relevant stock plans.
          (c) Notwithstanding the date on which the severance payments/benefits are to be made or are to accrue pursuant to Section 4(b), such payments shall not be made or benefits granted until a date which is no later than fifteen (15) business days following the satisfaction of the condition set forth in Section 15 of this Agreement.
          (d) In the event that, during the Term, Employee’s employment is terminated by Employee other than for Employer’s Breach or by the Company for Cause, Employee will not be entitled to receive any severance pay pursuant to this Section 4(b) and shall be entitled to receive only accrued amounts, if any, due him at the Date of Termination and required to be paid by law.
          (e) Following the Date of Termination, Employee will be notified of his rights, under the COBRA legislation of 1985 (“COBRA”), to elect continued coverage at his expense under the Company’s group medical, dental, vision and flexible account plans. Following expiration of his rights under COBRA, Employee will be permitted during his lifetime or until he is eligible to receive benefits under Medicare or any similar successor program, to elect continued coverage at his expense under the Company’s group medical, dental, vision and flexible account plans offered by the Company to its executives from time to time to the extent that such plans permit such coverage; provided, however, that the Company’s obligations under this sentence shall cease in the event that Employee commences full-time employment with any employer. Employee will be responsible for the payment of all premiums associated with his elections under COBRA. Notwithstanding the above, the Company will continue to provide Employee with the benefits set forth in Section 2 hereof through December 31, 2006 if Employee’s employment is terminated prior to such date during the Term by the Company other than for Cause or death or by Employee for Employer’s Breach. In any event, unless the

Employee is terminated by the Company for Cause or death, the Company will continue to provide the health and life insurance benefits then provided to Employee from the Date of Termination to December 31, 2007 and the Company will pay the premiums associated with such insurance and the Employee will bear any personal tax cost of such benefit.
          (f) In the event of a termination of employment during the Term by the Company other than for Cause or by Employee for Employer’s Breach, Employee shall have no duty to seek any other employment after termination of Employee’s employment with the Company and the Company hereby waives and agrees not to raise or use any defense based on the position that Employee had a duty to mitigate or reduce the amounts due him hereunder by seeking other employment whether suitable or unsuitable and should Employee obtain other employment, then the only effect of such on the obligations of the Company hereunder shall be that the Company shall be entitled to credit against any payments which would otherwise be made for medical, dental or group insurance or similar benefits pursuant to the benefit provisions set forth in Section 4(e) hereof, any comparable payments to which Employee is entitled under the employee benefit plans maintained by Employee’s other employer or employers in connection with services to such employer or employers after termination of his employment with the Company.
          (g) For purposes of this agreement “Date of Termination” shall mean:
               (i) if Employee’s employment is terminated due to his death, the date of death; or
               (ii) if Employee’s employment is terminated for any other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the Employee or, if no written notice is given, the date determined by the Company in good faith; or
               (iii) if not sooner terminated, December 31, 2006.
          (h) (i) Employee and the Company agree that, in the event of a Change-in-Control on or prior to the Date of Termination, and notwithstanding anything to the contrary contained herein or in any plan, agreement or award, (A) with respect to unvested stock options held by Employee as of the Change-in-Control, that portion (and only that portion) of such stock options that would have vested at any time subsequent to the Change-in-Control and on or prior to December 31, 2007 shall vest and become immediately exercisable as of the Change-in-Control and all other unvested stock options or portions thereof shall be forfeited as of the Change-in-Control; (B) with respect to restricted stock held by Employee as of the Change-in-Control, restricted shares (and only those restricted shares) whose forfeiture restrictions would have lapsed at any time subsequent to the Change-in-Control and on or prior to December 31, 2007 shall lapse as of the Change-in-Control and all other shares of restricted stock for which restrictions have not lapsed shall be forfeited as of the Change-in-Control; and (C) the LTIP Awards shall be forfeited and cancelled without any payment to Employee. The limitation provided by the foregoing sentence, however, shall not apply in the event of a Change-in-Control on or prior to the Date of Termination that is not solicited by or on behalf of the Company (an “Unsolicited Change-in-Control”) and the provisions of the Company plans and the awards granted under such plans in effect as of the date of such Unsolicited Change-in-Control shall govern.
               (ii) Employee and the Company further agree that, if Employee is terminated by the Company other than for Cause prior to December 31, 2006, and in the event of an Unsolicited Change-in-Control after the Date of Termination related to such termination by the Company but on or prior to December 31, 2006, then, notwithstanding anything to the contrary contained herein or in any plan, agreement or award, with respect to all stock option awards, restricted stock awards or LTIP Awards held by the Employee as of such Date of Termination, such awards shall remain outstanding and the provisions of the Company plans and the awards granted under such plans in effect as of the date of such Unsolicited Change-in-Control shall govern.
          In addition, if, as a result of an Unsolicited Change-in-Control, any payments or benefits received or to be received by Employee under this Agreement or any other payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed (the “Severance Payments”), the Company shall pay to Employee, at the time specified below, an additional amount (the “Excise Tax Payment”) such that the amount retained by Employee, after deduction of any Excise Tax on the Severance Payments and any Income Taxes and Excise Tax upon the payment provided for by this paragraph, but not including any deduction for Income Taxes on the original amount of the Severance Payments, shall be equal to the Severance Payments.
          For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all Severance Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Board of Directors, such Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.
          For purposes of determining the amount of the Excise Tax Payment, Employee shall be deemed to pay federal income taxes at Employee’s highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Payment is to be made and state and local income taxes at Employee’s highest marginal rate of taxation in the state and locality of Employee’s residence on the first date that Employee is entitled to receive Severance Payments under this Agreement, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Excise Tax Payment attributable to such reduction (plus the portion of the Excise Tax Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Excise Tax Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment from the date the Excise Tax Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the “Applicable Rate”); provided, however, the amount that Employee is required to repay to the Company under this paragraph shall not exceed the amount receivable by Employee in a refund or as a credit plus interest thereon calculated as set forth above.
          In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company shall make an additional Excise Tax Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. Any payment to be made to Employee under this paragraph shall be payable within five (5) business days of Employee’s Date of Termination (or within five (5) business days of Employee’s earlier cessation of active service).
          The term “Change-in-Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (“1934 Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (A) the Company shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by the Company immediately prior to the merger or consolidation, or (B) the Company shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, or (C) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities coupled with or followed by the existence of a majority of the board of directors of the Company consisting of persons other than persons who either were directors of the Company immediately prior to or were nominated by those persons who were directors of the Company immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities.
          (i) This Agreement shall remain a binding obligation of the Company or its successor or assign following any Change-in-Control.
     5. (a) In the event that Employee:
          (i) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of the services contemplated by this Agreement;

          (ii) shall willfully, deliberately and continually fail to perform his duties or to implement the policies or directives of the Board of Directors after written demand is delivered to the Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Employee has failed to perform his duties or implement the policies or directives of the Board of Directors, and such failure has not been cured within thirty (30) days after such written demand;
          (iii) shall not make his services available to the Company as required by this Agreement for any reason prior to termination excluding Disability or Employee’s incapacity due to physical or mental illness or injury which does not constitute Disability after written demand is delivered to the Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Employee has failed to make his services available to the Company as required by this Agreement, and such failure has not been cured within thirty (30) days after such written demand;
          (iv) shall intentionally or recklessly breach or shall breach in any material respect any of the provisions of Sections 7, 8 or 9 of this Agreement; or
          (v) shall be convicted of a felony
          (each of the matters described in subparagraphs (i), (ii), (iii), (iv) and (v)) above shall be “Cause”), the Company shall have the right, exercised by resolution adopted by a majority of its Board of Directors, to terminate Employee’s employment for Cause by giving prior written notice of termination pursuant to Section 3 hereof to Employee of its election so to do together with a reasonable opportunity for the Employee to appear with counsel before the Board of Directors prior to the effective date of such termination of employment to respond to such notice of termination. Any determination by the Board of Directors that “Cause” existed shall not be final or binding upon the Employee or his rights hereunder or entitled to any deference in any court or other tribunal.
          (b) In that event, Employee’s employment shall be deemed terminated for Cause, the Company shall not be obligated to pay and Employee shall not be entitled to the benefits set forth in Sections 1 and 4; provided, however, that the Company shall have the obligation to pay Employee the unpaid portion of Employee’s Base Salary for the period from the last period from which Employee was paid to the Date of Termination.
     6. (a) It is expressly agreed and understood that the Company does not have any obligation to provide Employee at any time in the future with any payments, benefits or considerations other than as set forth in this Agreement, including but not limited to any payments that would otherwise be due under the Prior Agreement, the Company’s stock incentive plans, or the Company’s Supplemental Executive Retirement Plan; provided, however, that nothing in this Agreement shall be construed as a waiver of any vested rights that Employee has or may have in any 401(k) plan or the Company’s Retirement Income Plan.
          (b) Employee affirms that there are no currently pending charges, complaints or actions by or concerning Employee against the Company. In the event that any such charge, complaint or action is outstanding, Employee agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint or action is not withdrawn, Employee agrees to execute such other papers or documents as the Company’s counsel determines may be necessary to have said charge, complaint or action dismissed with prejudice.
          (c) Except as may be prohibited by applicable law, Employee agrees not to file, pursue, participate in, induce, aid or abet any claim or a cause of action against the Company based on any event which took place prior to the signing of this Agreement; provided, however, that this Agreement will not prevent Employee from testifying in any cause of action when required to do so by valid subpoena or other compulsory process of law.
          (d) Employee acknowledges that the Company will be required to file this Agreement with the Securities and Exchange Commission.
          (e) In accordance with the Company’s Corporate Governance Guidelines, Employee shall resign from the Board of Directors on the Date of Termination. Employee also shall resign as an officer or director (or any similar position) of any subsidiary or affiliate of the Company on the Date of Termination.
     7. (a) Employee acknowledges that the Company and its affiliates and subsidiaries by nature of their respective businesses have a legitimate and protectable interest in their customers and employees with whom they have established significant relationships as a result of a substantial investment of time and money and, but for his employment hereunder, Employee would not have had contact with such customers and employees. Employee agrees that during the period of Employee’s employment with the Company and for a period of two (2) years after termination of Employee’s employment for any reason (the “Non-Solicit Period”), Employee will not (except in his capacity as an employee of the Company), directly or indirectly, for Employee’s own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity which has a place of business:
               (x) solicit or induce, or attempt to solicit or induce any client or customer of the Company or any of its subsidiaries or affiliates not to do business with the Company or any of its subsidiaries or affiliates; or
               (y) solicit or induce, or attempt to solicit or induce, any employee or agent of the Company or any of its subsidiaries or affiliates to terminate his or her relationship with the Company or any of its subsidiaries or affiliates.
          (b) Neither the Employee nor the Company will at any time (whether during or after termination of Employee’s employment with the Company) knowingly make any statement, written or oral, or take any other action relating to the other party that would disparage or otherwise harm such party, its business or his reputation or, in the case of the Company, its affiliates and subsidiaries, the reputation of any of its employees, officers and directors.
     8. During the period of employment of Employee by the Company and for three (3) years thereafter (provided, however, that this Section 8 shall not apply to the Employee following a termination of Employee’s employment if Employee’s employment is terminated by the Company other than for Cause or by Employee due to Employer’s Breach), Employee will not, in any geographic area in which the Company is offering its services and products, without the prior written consent of The Company:
               (a) directly or indirectly engage in, or
               (b) assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or
               (c) enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of the Company or any subsidiary or affiliate thereof in which Employee is or was engaged; provided, however, that the foregoing provisions of this Section 8 are not intended to prohibit and shall not prohibit Employee from purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
          Employee acknowledges that the breach by him of the provisions of this Section 8 would cause irreparable injury to the Company, acknowledges and agrees that remedies at law for any such breach will be inadequate and consents and agrees that the Company shall be entitled, without the necessity of proof of actual damage, to injunctive relief in any proceedings which may be brought to enforce the provisions of this Section 8. Employee acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if this Section 8 should be specifically enforced against him and that such enforcement will not impair his ability to obtain employment commensurate with his abilities and fully acceptable to him.
          If the scope of any restriction contained in this Section 8 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Employee and the Company hereby consent and agree that such scope may be judicially modified in any proceeding brought to enforce such restriction.
     9. (a) Employee acknowledges and agrees that in the course of his employment by the Company, Employee may work with, add to, create or acquire trade secrets and confidential information (“Confidential Information”) which could include, in whole or in part, information:
               (i) of a technical nature such as, but not limited to, the Company’s manuals, methods, know-how, formulae, shapes, designs, compositions, processes, applications, ideas, improvements, discoveries, inventions, research and development projects, equipment, apparatus, appliances, computer programs, software, systems documentation, special hardware, software development and similar items; or

               (ii) of a business nature such as, but not limited to, information about business plans, sources of supply, cost, purchasing, profits, markets, sales, sales volume, sales methods, sales proposals, identity of customers and prospective customers, identity of customers’ key purchasing personnel, amount or kind of customers’ purchases and other information about customers; or
               (iii) pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising.
          Employee further acknowledges and agrees that (i) all Confidential Information is the property of the Company; (ii) the unauthorized use, misappropriation or disclosure of any Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iii) it is essential to the protection of the Company’s goodwill and to the maintenance of its competitive position that all Confidential Information be kept secret and that Employee not disclose any Confidential Information to others or use any Confidential Information to the detriment of the Company.
          Employee agrees to hold and safeguard all Confidential Information in trust for the Company, its successors and assigns and Employee shall not (except as required in the performance of Employee’s duties), use or disclose or make available to anyone for use outside the Company’s organization at any time, either during employment with the Company or subsequent thereto, any of the Confidential Information, whether or not developed by Employee, without the prior written consent of the Company.
          (b) Employee agrees that:
               (i) he will promptly and fully disclose to the Company or such officer or other agent as may be designated by the Company any and all inventions made or conceived by Employee (whether made solely by Employee or jointly with others) during employment with the Company (A) which are along the line of the business, work or investigations of the Company, or (B) which result from or are suggested by any work which Employee may do for or on behalf of the Company; and
               (ii) he will assist the Company and its nominees during and subsequent to such employment in every proper way (entirely at its or their expense) to obtain for its or their own benefit patents for such inventions in any and all countries; the said inventions, without further consideration other than such salary as from time to time may be paid to him by the Company as compensation for his services in any capacity, shall be and remain the sole and exclusive property of the Company or its nominee whether patented or not; and
               (iii) he will keep and maintain adequate and current written records of all such inventions, in the form of but not necessarily limited to notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to the Company at all times.
          (c) Employee agrees that, promptly upon termination of his employment, he will disclose to the Company, or to such officer or other agent as may be designated by the

Company, all inventions which have been partly or wholly conceived, invented or developed by him for which applications for patents have not been made and shall thereafter execute all such instruments of the character hereinbefore referred to, and will take such steps as may be necessary to secure and assign to the Company the exclusive rights in and to such inventions and any patents that may be issued thereon any expense therefor to be borne by the Company.
          (d) Employee agrees that he will not at any time aid in attacking the patentability, scope, or validity of any invention to which the provisions of subparagraphs (b) and (c), above, apply.
     10. In the event that (a) Employee institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, or (b) the Company institutes any action to avoid making any payments due to Employee under this Agreement, Employee, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney’s fees and other disbursements incurred by him in relation thereto (the “Fee Reimbursement”). If Employee is required to pay federal, state or local income or other taxes (“Income Taxes”) on any Fee Reimbursement, then the Company shall pay to the Employee an amount of cash sufficient to “gross-up” such Fee Reimbursement so that the Fee Reimbursement is not diminished by any such Income Taxes that are imposed on the Fee Reimbursement or on the Company’s gross-up hereunder. Except as set forth above, Employee’s sole and exclusive remedy for breach of this Agreement by the Company shall be recovery of the amounts due to Employee for Employer’s Breach in Section 4(b). Employee acknowledges that Employee’s actual damages in the event of Employer’s Breach would be difficult to determine and that such amount is a reasonable amount of liquidated damages for any such Employer’s Breach.
     11. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, Employee and the Company, it subsidiaries and affiliates and their respective successors and assigns.
     12. From and after the Effective Date, this Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior agreements and understandings, whether oral or written, among the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.
     13. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
     14. Any pronoun and any variation thereof used in this agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the parties hereto may require.
     15. It shall be a condition to the Company’s obligations to make any severance payment or to provide any benefits hereunder (including, but not limited to, the vesting of any stock-based compensation) upon a termination of the Employee’s employment that the Employee deliver, and not revoke within the period provided therein, on or before the making of any such severance payment or the providing of any such benefit, a mutual release in the form of Exhibit A attached hereto; provided, however, that the foregoing is conditioned on the Company’s execution of Exhibit A.
     16. The Company agrees to pay legal fees incurred by Employee in connection with this Agreement in an amount not to exceed $10,000.
     17. This Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania without regard to its conflict or choice of law provisions.
     WITNESS the due execution hereto the day and year first above written.

WITNESS:	KENNAMETAL INC.

/s/ David W. Greenfield	By:	/s/ William R. Newlin

WITNESS:	EMPLOYEE:

/s/ David W. Greenfield		/s/ Markos I. Tambakeras

EXHIBIT A
MUTUAL RELEASE
     TO: Markos I. Tambakeras
     DATE: [insert date of sending]
     For good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, you hereby release, remise, quitclaim and discharge completely and forever Kennametal Inc., and its directors, officers, employees, subsidiaries and affiliates (collectively, the “Company”) from any and all claims, causes of action or rights which you have or may have, whether arising by virtue of contract or of applicable state laws or federal laws, and whether such claims, causes of action or rights are known or unknown, including but not limited to claims relating in any way to compensation and benefits and related to or resulting from your employment with the Company or its termination, claims arising under any public policy or any statutory, tort or common law, or any provision of state, federal or local law including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U.S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, Pennsylvania Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, all as amended; provided, however, that this Mutual Release shall not release, raise, quitclaim or discharge any claims, causes of action or rights which you may have (i) under that certain Amended and Restated Executive Employment Agreement dated as of December 6, 2005 between you and Kennametal Inc. (the “Employment Agreement”), (ii) to any unreimbursed expense account or similar out-of-pocket reimbursement amounts owing to you, (iii) under any obligation to indemnify you including under the bylaws or any agreement of Kennametal Inc. or any subsidiary thereof applicable to you or the applicable state corporate statutes relating to indemnification of you for having served as an officer, director and/or employee of Kennametal Inc. and/or its subsidiaries or as a fiduciary of any employee benefit plan thereof, (iv) any vested rights that you have or may have in any 401(k) plan or the Company’s Retirement Income Plan, or (iv) under any administrative provision of any employee or fringe benefit plan applicable to former employees generally.
     To the extent that this Mutual Release cannot legally prevent you from filing a charge of age discrimination or other discrimination with the Equal Employment Opportunity Commission or a state or local agency, you hereby waive your right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other federal, state or local agency on your behalf under federal, state or local law, except where prohibited by law. You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but you also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred as of the date of signing of the Employment Agreement. You agree to pay for any legal fees or costs incurred by the Company as a result of any breach of your promises in this Mutual

Release. The parties agree that if you, by no action of your own, become a mandatory member of any class from which you cannot, by operation of law or order of court, opt out, you shall not be required to pay for any legal fees or costs incurred by the Company as a result. You acknowledge that your waiver and release of rights and claims as set forth in this Mutual Release are in exchange for valuable consideration which you would not otherwise be entitled to receive.
     You must agree to immediately return all of the Company’s equipment, documents and property, agree to forever waive your right to receive on your or any other person’s behalf any monies, benefits, or damages from the Company other than those provided herein.
     By signing below, you acknowledge your continuing obligations under the Employment Agreement, including but not limited to those set forth in Sections 7-9 thereof.
     Your failure to abide by any of the above stated obligations will result in irreparable harm to the Company and entitle the Company to require you to specifically perform your obligations under this Agreement, recover any damages that may flow from this Mutual Release and obtain appropriate injunctive relief. Should you file a claim or charge against the Company, you agree that the Company may present this agreement for purposes of having your claim or charge dismissed.
     Any severance payments due to you under the Employment Agreement are conditioned on your execution and non-revocation of this Mutual Release.
     You should carefully consider the matters outlined in this Mutual Release. If, after due deliberation and consultation with lawyers or such professional advisors as you deem appropriate, the above is agreeable to you, please sign the attached copy of this letter and return the original to the Company for my files. Please retain a copy for your own records.
     You may take up to twenty-one (21) days following your termination of employment to consider this Mutual Release. Should you accept this severance offer by signing your name below and delivering a copy to the Company, you will then have seven (7) days from the date of signing to reconsider your decision. If you choose to revoke your acceptance of this offer you must do so by writing to the Company within the seven (7) day revocation period. No severance payments will be made to you until the seven (7) day revocation period has expired.
     For good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Company hereby releases, remises, quitclaims and discharges completely and forever Employee and his heirs, executors, administrators, successors and assigns from any and all claims, causes of action or rights which the Company has or may have, whether arising by virtue of contract or of applicable state laws or federal laws, and whether such claims, causes of action or rights are known or unknown, including but not limited to claims relating in any way to compensation and benefits and related to or resulting from your employment with the Company or its termination, claims arising under any public policy or any statutory, tort or common law, or any provision of state, federal or local law; provided, however, that this Mutual Release shall release, raise, quitclaim or discharge any claims, causes of action or rights which the Company may have arising out of or related to any violation of law or breach of fiduciary

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duty by Employee to the extent that the material facts of which were known to the Company’s Board of Directors as of December 6, 2005.

AGREED TO AND ACCEPTED BY EMPLOYEE:

Dated:

AGREED TO AND ACCEPTED BY KENNAMETAL INC.:

Dated:	By:

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